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THE BOSTON AGENT
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                        AGREEMENT FOR CONSULTING SERVICES

This agreement is between The Boston Agent, 278 Wethersfield Street, Rowley MA, hereinafter referred to as the Consultant and Centennial Technologies Inc., 37 Manning Road, Billerica, MA, hereinafter referred to as the Company on this day of January 20, 1997.

The Company desires to retain the Consultant to manage the investment activities of Centennial Capital Corporation, its private investments subsidiary.

The Company agrees to pay the Consultant US$10,500 a month for three days of service per week. The Company agrees that it and any entity of which it is a principal, agent, subsidiary or division or shall pay the Consultant the same fee as stated above.

Consulting fees will be paid semi-monthly, US$5,250 on the 15th and 30th of each month. The Company will reimburse the Consultant for agreed to expenses related to investment management activities including but not limited to travel expenses (air fare, hotels, meals, car mileage), toll calls. facsimiles, couriers, data base searches, other professional services, etc. Incurred expenses will be billed semi-monthly and will be due upon receipt.

All statistical, financial, and personnel data relating to the Company's business and those of its investee companies, which are confidential and which are designated as such, will be kept in the strictest of confidence by the Consultant and its employees. However, the foregoing obligation does not apply to any data that have become publicly available or that are rightfully obtained from third parties.

The Consultant agrees that it will not use directly or through third parties any information provided by the Company for the purpose of establishing a business which would compete with the business for which the Company is seeking financing.

The Consultant and the Company acknowledge that this agreement cannot be altered without the written consent of both parties. The Company agrees to this contract as an individual and/or on behalf of any entity or individuals it represents. The Company agrees that the Consultant shall be held harmless for conditions beyond its control.

The Company and/or the Consultant may terminate the Consultant's services with thirty days notice. The Company has read this agreement, understands it and acknowledges that it has received an exact copy of it.



The Consultant                            The Company

/s/ J.P. Luc Beaubien                     /s/ Emanuel Pinez
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J.P. Luc Beaubien, Principal              Emanuel Pinez, Chairman & CEO
The Boston Agent                          Centennial Technologies, Inc.





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278 Wethersfield Street, Rowlcy, MA 01969  o  (800) 948-2777 Fax (508) 948-2779